Exhibit 99.1

Biomet Announces Settlement of Multi-District Litigation

WARSAW, IND., February 3, 2014—Biomet, Inc. announces that it has reached a settlement in MDL 2391 - In Re: Biomet M2A Magnum Hip Implant Products Liability Litigation related to claims associated with its metal-on-metal hip products pending in the United States District Court for the Northern District of Indiana, South Bend Division. Judge Robert L. Miller, Jr. approved the settlement of the MDL today.

Biomet is pleased to have reached this settlement and have the MDL resolved. Biomet appreciates the guidance provided by Judge Miller to bring this litigation to an expeditious and efficient resolution.

About Biomet

Biomet, Inc. and its subsidiaries design, manufacture and market products used primarily by musculoskeletal medical specialists in both surgical and non-surgical therapy. Biomet’s product portfolio includes knee and hip reconstructive products; sports medicine, extremities and trauma products; spine, bone healing and microfixation products, including spine hardware, spinal stimulation devices, osteobiologics, and non-invasive bone growth stimulators; as well as neurosurgical and craniomaxillofacial reconstructive devices, and thoracic products; dental reconstructive products; and bone cement products, biologics, and other products. Headquartered in Warsaw, Indiana, Biomet and its subsidiaries currently distribute products in approximately 90 countries.

Contacts

Investors: Barbara Goslee, 574-372-1514 or barb.goslee@biomet.com

Media: Bill Kolter, 574-372-1535 or bill.kolter@biomet.com